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                                                                   EXHIBIT 11.01


                                 CSK AUTO, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                      THIRTEEN WEEKS ENDED
                                               ------------------------------------
                                               NOVEMBER 2, 1997    OCTOBER 27, 1996
                                               ------------------------------------
Income (loss) before income taxes                   $ 5,301           $ 2,821

Fixed charges
       Interest expense                               8,478             3,802
       Interest portion of rentals                    4,903             4,347
                                                    -------           -------
                Total fixed charges                  13,381             8,149
                                                    -------           -------

Earnings before income taxes and fixed charges      $18,682           $10,970

Ratio of earnings to fixed charges                     1.40              1.35
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